SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2004

SKYLINE CORPORATION

(Exact name of registrant as specified in its charter)

INDIANA	1-4714

(State of Incorporation)	(Commission File Number)

35-1038277

(IRS Employee Identification No.)

P. O. Box 743, 2520 By-Pass Road            Elkhart, IN 46515

(Address of principal executive offices) (Zip)

(574) 294-6521

(Registrant’s telephone number, including area code)

Item 5.     Other Events

         ELKHART, INDIANA -— MARCH 19, 2004

SKYLINE REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

         Sales for the third quarter of Skyline Corporation’s 2004 fiscal year were $90,995,000 compared to $87,709,000 last year. The net loss for the three month period was $718,000, equal to $0.09 per share compared to a net loss of $827,000, or $0.10 per share for the same period a year ago.

         Sales for the first nine months of fiscal 2004 were $315,257,000 compared to $316,668,000 for the first nine months of fiscal 2003. For the first nine months of fiscal 2004 net earnings were $3,387,000, or $0.40 per share compared to $2,946,000, or $0.35 per share for the first nine months of fiscal 2003.

         Sales of Skyline’s manufactured housing group for the third quarter of fiscal 2004 were $64,895,000, up from the $62,355,000 of a year ago. For the first nine months of fiscal 2004, sales by the manufactured housing group were $228,362,000, an increase from the $222,061,000 recorded for the first nine months of fiscal 2003.

         For the recreational vehicle (RV) group, sales for the third quarter of fiscal 2004 were $26,100,000, up from the $25,354,000 of the third quarter of fiscal 2003. For the first nine months of fiscal 2004 sales by the RV group were $86,895,000, a decrease from the $94,607,000 of the same period a year ago.

         Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands except per share)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	February 29,	February 28,	February 29,	February 28,
	2004	2003	2004	2003
Sales	$90,995	$87,709	$315,257	$316,668

(Loss) earnings before income taxes	(1,144)	(1,347)	5,696	4,928
(Benefit) provision for income taxes	(426)	(520)	2,309	1,982

Net (loss) earnings	$(718)	$(827)	$3,387	$2,946

Basic (loss) earnings per share	$(.09)	$(.10)	$.40	$.35

Weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	February 29,	February 28,
	2004	2003
ASSETS
Cash and temporary investments	$155,057	$152,504
Accounts receivable	23,222	23,237
Inventories	9,766	9,514
Other current assets	9,912	8,635

Total Current Assets	197,957	193,890
Property, Plant and Equipment, net	37,374	39,883
Other Assets	5,199	4,653

	$240,530	$238,426

LIABILITIES
Accounts payable, trade	$6,038	$4,736
Accrued liabilities	32,544	32,916

Total Current Liabilities	38,582	37,652
Other Deferred Liabilities	4,708	4,126
Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	257,744	257,152
Treasury stock, at cost, 2,825,900 shares in 2004 and 2003	(65,744)	(65,744)

Total Shareholders’ Equity	197,240	196,648

	$240,530	$238,426